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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G


                    UNDER THE SECURITIES EXCHANGE ACT OF 1934



                           APPAREL TECHNOLOGIES, INC.
                                (Name of Issuer)

                                  COMMON STOCK
                         (Title of Class of Securities)

                                   037797 10 7
                                 (CUSIP Number)

                                 March 12, 1998
             (Date of Event which Requires Filing of this Statement)

      Check the appropriate box to designate the rule pursuant to which this
      Schedule is filed:

        [ ] Rule 13d-1(b)
        [X] Rule 13d-1(c)
        [ ] Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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                                  SCHEDULE 13G


CUSIP NO.   037797 10 7                                      PAGE 2 OF 5 PAGES
-------------------------                                    -----------------


  1     NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                Continental Blue Limited
--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                (a) [ ]
                                                                         (b) [ ]

--------------------------------------------------------------------------------

  3     SEC USE ONLY

--------------------------------------------------------------------------------

  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        British Virgin Islands corporation
--------------------------------------------------------------------------------
                       5       SOLE VOTING POWER

                                       1,700,933
                       ---------------------------------------------------------

                       6          SHARED VOTING POWER
    NUMBER OF
      SHARES                           0
   BENEFICIALLY        ---------------------------------------------------------
     OWNED BY
       EACH            7          SOLE DISPOSITIVE POWER
    REPORTING
      PERSON                           1,700,933
       WITH            ---------------------------------------------------------
                       8          SHARED DISPOSITIVE POWER

                                          0
                       ---------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                1,700,933
--------------------------------------------------------------------------------
  10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                             [ ]

--------------------------------------------------------------------------------
  11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                8.2%
--------------------------------------------------------------------------------
  12    TYPE OF REPORTING PERSON*

                CO
--------------------------------------------------------------------------------



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ITEM 1(A).   NAME OF ISSUER:

        Apparel Technologies, Inc.

ITEM 1(B).   ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

        2300 South Eastern Avenue, Commerce, California 90040

ITEM 2(A).   NAME OF PERSON FILING:

        Continental Blue Limited

ITEM 2(B).   ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

        Delaporte Point, West Bay Street, P.O. Box CB; 13016,
        New Providence Island, The Bahamas

ITEM 2(C).   CITIZENSHIP:

        British Virgin Islands corporation

ITEM 2(D).   TITLE OF CLASS OF SECURITIES:

        Common Stock, $0.001 par value per share

ITEM 2(E).   CUSIP NUMBER:

        037797 10 7

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(B), OR 13D-2(B) OR (C), CHECK WHETHER THE PERSON FILING IS A:

             (a)   [ ]     Broker or dealer registered under Section 15 of the
                           Exchange Act.

             (b)   [ ]     Bank as defined in Section 3(a)(6) of the Exchange
                           Act.

             (c)   [ ]     Insurance company as defined in Section 3(a)(19) of
                           the Exchange Act.

             (d)   [ ]     Investment company registered under Section 8 of the
                           Investment Company Act.

             (e)   [ ]     An investment adviser in accordance with Rule
                           13d-1(b)(1)(ii)(E);

             (f)   [ ]     An employee benefit plan or endowment fund in
                           accordance with Rule 13d-1(b)(1)(ii)(F);

             (g)   [ ]     A parent holding company or control person in
                           accordance with Rule 13d- 1(b)(1)(ii)(G);

             (h)   [ ]     A savings association as defined in Section 3(b)
                           of the Federal Deposit Insurance Act;



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             (i)   [ ]     A church plan that is excluded from the definition
                           of an investment company under Section 3(c)(14) of the Investment Company Act;

             (j)   [ ]     Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

             If this statement is filed pursuant to Rule 13d-1(c), check this box. [X]

ITEM 4.      OWNERSHIP.

        Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

             (a)   Amount beneficially owned:  1,700,933 shares.

             (b)   Percent of class:  8.2%.

             (c)   Number of shares as to which the person has:

                   (i)    Sole power to vote or to direct the vote:
                          1,700,933 shares.

                   (ii)   Shared power to vote or to direct the vote: 0.

                   (iii)  Sole power to dispose or to direct the disposition of:
                          1,700,933 shares.

                   (iv) Shared power to dispose or to direct the disposition of: 0.

ITEM 5.      OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

        If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

ITEM 6.      OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

        None.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

        Not applicable.

ITEM 8.      IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

        Not applicable.



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ITEM 9.      NOTICE OF DISSOLUTION OF GROUP.

        Not applicable.

ITEM 10.     CERTIFICATIONS.

        By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

        After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                                   Date:  June 5, 1998


                                                   Continental Blue Limited


                                                   By:    /s/ Barry W. Herman
                                                          ----------------------
                                                   Name:  Barry W. Herman
                                                   Its:   Director



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